Exhibit 99.1

QuinStreet Reports Fiscal Fourth Quarter and 2022 Results

•	FYQ4 revenue of $146.5MM, a decrease of only 3% year-over-year
•	Insurance client revenue stabilized in FYQ4
•	Non-Insurance revenue was 56% of total and grew 26% YoY in FYQ4
•	Repurchased 1.7M shares of common stock in FYQ4
•	Solidly cash flow positive, with a strong balance sheet

FOSTER CITY, CA – August 3, 2022 – QuinStreet, Inc. (Nasdaq: QNST), a leader in performance marketplaces and technologies for the financial services and home services industries, today announced financial results for the fiscal fourth quarter and fiscal year ended June 30, 2022.

For the fiscal fourth quarter, the Company reported revenue of $146.5 million, a decrease of 3% year-over-year.

GAAP net loss for the fiscal fourth quarter was $4.9 million, or ($0.09) per diluted share. Adjusted net income was $2.0 million, or $0.04 per diluted share.

Adjusted EBITDA for the fiscal fourth quarter was $5.1 million.

For fiscal year 2022, the Company reported revenue of $582.1 million, an increase of 1% year-over-year.

GAAP net loss for fiscal year 2022 was $5.2 million, or ($0.10) per share. Adjusted net income was $19.5 million, or $0.35 per diluted share.

Adjusted EBITDA for fiscal year 2022 was $31.0 million.

For fiscal year 2022, the Company generated $28.7 million in operating cash flow and closed the year with $96.4 million in cash and equivalents and no bank debt.

“Fiscal Q4 played out pretty much as expected,” commented Doug Valenti, CEO of QuinStreet. “Our team executed well in a complicated environment. Auto Insurance client vertical results were generally flat with February and March, while non-insurance client verticals grew at a strong double-digit rate year-over-year. We remained nicely adjusted EBITDA and cash flow positive, with a strong balance sheet.

Looking ahead, we expect Auto Insurance to essentially bounce along a bottom for the next couple of quarters - our fiscal Q1 and Q2 - as carriers continue the re-rating process. We expect a positive inflection in Auto Insurance beginning in January as 1) carrier combined ratios reset for the new calendar year and 2) consumer shopping for insurance increases in response to higher rates.

We expect our non-insurance client verticals to continue to grow at strong double-digit rates throughout the new fiscal year.

Overall, we expect revenue and adjusted EBITDA results for full fiscal 2023 to be at least flat to fiscal 2022. We will, of course, update our outlook for the full year as the year progresses.

For fiscal Q1, we expect revenue to be between $135 and $140 million and adjusted EBITDA to be between $3.0 and $3.4 million.

We expect to remain adjusted EBITDA and cash flow positive throughout fiscal 2023, and to maintain our strong balance sheet.

An update on our share re-purchase or buyback. We bought back 1.7 million shares of our stock or approximately 3% of the shares outstanding last quarter for a total of $17 million.”

Conference Call Today at 2:00 p.m. PT

The Company will host a conference call and corresponding live webcast at 2:00 p.m. PT. To access the conference call dial +1 800-207-0148 (domestic) or +1 323-701-0170 (international) and use the passcode 462709. A replay of the conference call will be available beginning approximately two hours after the completion of the call by dialing +1 888-203-1112 (domestic) or +1 719-457-0820 (international) and using the passcode 9611610. The webcast of the conference call will be available live and via replay on the investor relations section of the Company's website at http://investor.quinstreet.com.

About QuinStreet

QuinStreet, Inc. (Nasdaq: QNST) is a leader in performance marketplaces and technologies for the financial services and home services industries. QuinStreet is a pioneer in delivering online marketplace solutions to match searchers with brands in digital media, and is committed to providing consumers with the information and tools they need to research, find and select the products and brands that meet their needs.

Non-GAAP Financial Measures and Definitions of Client Verticals

This release and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow and normalized free cash flow, all of which are non-GAAP financial measures that are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "adjusted EBITDA" refers to a financial measure that we define as net (loss) income less provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, interest and other expense, net, acquisition and divestiture costs, gain on divestitures of businesses, net, contingent consideration adjustment, litigation settlement expense, tax settlement expense, and restructuring costs. The term "adjusted net income" refers to a financial measure that we define as net (loss) income adjusted for amortization expense, stock-based compensation expense, acquisition and divestiture costs, gain on divestitures of businesses, net, contingent consideration adjustment, litigation settlement expense, tax settlement expense, and restructuring costs, net of estimated taxes. The term "adjusted diluted net income per share" refers to a financial measure that we define as adjusted net income divided by weighted average diluted shares outstanding. The term “free cash flow” refers to a financial measure that we define as net cash provided by operating activities, less capital expenditures and internal software development costs. The term “normalized free cash flow” refers to free cash flow less changes in operating assets and liabilities. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow and normalized free cash flow may not be comparable to the definitions as reported by other companies.

We believe adjusted EBITDA, adjusted net income and adjusted diluted net income per share are relevant and useful information because they provide us and investors with additional measurements to analyze the Company's operating performance.

Adjusted EBITDA is useful to us and investors because (i) we seek to manage our business to a level of adjusted EBITDA as a percentage of net revenue, (ii) it is used internally by us for planning purposes, including preparation of internal budgets; to allocate resources; to evaluate the effectiveness of operational strategies and capital expenditures as well as the capacity to service debt, (iii) it is a key basis upon which we assess our operating performance, (iv) it is one of the primary metrics investors use in evaluating Internet marketing companies, (v) it is a factor in determining compensation, (vi) it is an element of certain financial covenants under our historical borrowing arrangements, and (vii) it is a factor that assists investors in the analysis of ongoing operating trends. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties in our industry as a measure of financial performance, debt-service capabilities and as a metric for analyzing company valuations.

We use adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or fluctuations in permanent differences or discrete quarterly items), non-recurring charges, certain other items that we do not believe are indicative of core operating activities (such as litigation settlement expense, tax settlement expense, acquisition and divestiture costs, gain or loss on divestitures of businesses, contingent consideration adjustment, restructuring costs and other income and expense) and the non-cash impact of depreciation expense, amortization expense and stock-based compensation expense.

With respect to our adjusted EBITDA guidance, the Company is not able to provide a quantitative reconciliation without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Adjusted net income and adjusted diluted net income per share are useful to us and investors because they present an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses (stock-based compensation, amortization of intangible assets, and contingent consideration adjustment), non-recurring charges and certain other items that we do not believe are indicative of core operating activities. We believe that analysts and investors use adjusted net income and adjusted diluted net income per share as supplemental measures to evaluate the overall operating performance of companies in our industry.

Free cash flow is useful to investors and us because it represents the cash that our business generates from operations, before taking into account cash movements that are non-operational, and is a metric commonly used in our industry to understand the underlying cash generating capacity of a company’s financial model. Normalized free cash flow is useful as it removes the fluctuations in operating assets and liabilities that occur in any given quarter due to the timing of payments and cash receipts and therefore helps investors understand the underlying cash flow of the business as a quarterly metric and the cash flow generation potential of the business model. We believe that analysts and investors use free cash flow multiples as a metric for analyzing company valuations in our industry.

We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

FY2020 results in our Education Client Vertical include revenue from US, (historically) Brazil, and India. Revenue in our Financial Services Client Vertical includes Auto Insurance (auto, home, motorcycle, and small business), Life Insurance, Health Insurance, Personal Loans, Credit Cards, Banking, and (historically) Mortgage. Revenue in our Other Client Vertical includes Home Services and (historically) B2B. In fiscal Q3 2020, we divested our B2B client vertical and Brazil operations. In fiscal Q4 2020, we divested our Mortgage business. In fiscal Q1 2021, we divested our Education business.

Legal Notice Regarding Forward Looking Statements

This press release and its attachments contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Words such as "estimate", "will”, "believe", “expect”, "intend", “outlook”, "potential", “promises” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include the statements in quotations from management in this press release, as well as any statements regarding the Company's anticipated financial results, growth and strategic and operational plans. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, but are not limited to: the Company’s ability to maintain and increase client marketing spend; the Company's ability, whether within or outside the Company’s control, to maintain and increase the number of visitors to its websites and to convert those visitors and those to its third-party publishers' websites into client prospects in a cost-effective manner; the Company's exposure to data privacy and security risks; the impact from risks and uncertainties relating to the COVID-19 pandemic and its aftermath; the impact of changes in industry standards and government regulation including, but not limited to investigation or enforcement activities of the Federal Trade Commission and other regulatory agencies; the impact of changes in our business, our industry, and the current economic and regulatory climate on the Company’s quarterly and annual results of operations; the Company's ability to compete effectively against others in the online marketing and media industry both for client budget and access to third-party media; the Company’s ability to protect our intellectual property rights; and the impact from risks relating to counterparties on the Company's business. More information about potential factors that could affect the Company's business and financial results are contained in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission ("SEC"). Additional information will also be set forth in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2022, which will be filed with the SEC. The Company does not intend and undertakes no duty to release publicly any updates or revisions to any forward-looking statements contained herein.

Investor Contact:

Erica Abrams

(415) 297-5864

ir@quinstreet.com

QUINSTREET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	June 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$96,439	$110,318
Accounts receivable, net	81,429	87,928
Prepaid expenses and other assets	4,924	7,930
Total current assets	182,792	206,176
Property and equipment, net	9,311	6,849
Operating lease right-of-use assets	6,801	10,983
Goodwill	121,141	117,833
Other intangible assets, net	49,696	59,177
Deferred tax assets, noncurrent	44,220	43,336
Other assets, noncurrent	5,948	5,161
Total assets	$419,909	$449,515
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$42,410	$45,231
Accrued liabilities	54,459	57,650
Deferred revenue	341	33
Other liabilities	12,369	12,697
Total current liabilities	109,579	115,611
Operating lease liabilities, noncurrent	3,858	8,545
Other liabilities, noncurrent	20,472	30,211
Total liabilities	133,909	154,367
Stockholders' equity:
Common stock	53	54
Additional paid-in capital	316,422	320,315
Accumulated other comprehensive loss	(261)	(255)
Accumulated deficit	(30,214)	(24,966)
Total stockholders' equity	286,000	295,148
Total liabilities and stockholders' equity	$419,909	$449,515

QUINSTREET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net revenue	$146,502	$151,198	$582,099	$578,487
Cost of revenue (1)	134,742	132,623	528,368	507,956
Gross profit	11,760	18,575	53,731	70,531
Operating expenses: (1)
Product development	6,911	4,568	21,906	19,344
Sales and marketing	3,269	2,688	11,042	10,991
General and administrative	3,742	6,339	25,501	26,270
Operating (loss) income	(2,162)	4,980	(4,718)	13,926
Interest income	3	—	10	39
Interest expense	(258)	(349)	(1,075)	(1,296)
Other (expense) income, net	(30)	(35)	21	16,660
(Loss) income before income taxes	(2,447)	4,596	(5,762)	29,329
(Provision for) benefit from income taxes	(2,495)	(1,225)	514	(5,774)
Net (loss) income	$(4,942)	$3,371	$(5,248)	$23,555

Net (loss) income per share:
Basic	$(0.09)	$0.06	$(0.10)	$0.44
Diluted	$(0.09)	$0.06	$(0.10)	$0.43

Weighted average shares used in computing net (loss) income per share:
Basic	54,342	53,702	54,339	53,166
Diluted	54,342	55,473	54,339	55,129

(1) Cost of revenue and operating expenses include stock-based compensation expense as follows:
Cost of revenue	$2,896	$1,991	$7,475	$8,997
Product development	1,078	571	2,575	2,339
Sales and marketing	901	563	2,378	2,459
General and administrative	1,741	1,317	6,078	5,838

QUINSTREET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash Flows from Operating Activities
Net (loss) income	$(4,942)	$3,371	$(5,248)	$23,555
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,302	4,191	16,961	16,201
Provision for (benefit from) sales returns and doubtful accounts receivable	202	12	581	(341)
Stock-based compensation	6,616	4,442	18,506	19,633
Revaluation adjustment of contingent liability	(3,624)	—	(926)	—
Non-cash lease expense	(291)	(238)	(1,043)	(816)
Deferred income taxes	2,028	1,145	(791)	5,408
Gain on divestitures of businesses, net	—	—	—	(16,615)
Other adjustments, net	125	60	482	741
Changes in assets and liabilities:
Accounts receivable	(4,229)	(5,608)	5,543	(20,063)
Prepaid expenses and other current assets	1,409	608	3,003	5,955
Other assets, noncurrent	121	91	(788)	(173)
Accounts payable	2,564	5,544	(2,885)	6,558
Accrued liabilities	3,153	848	(5,031)	10,612
Deferred revenue	257	(54)	308	(40)
Net cash provided by operating activities	7,691	14,412	28,672	50,615
Cash Flows from Investing Activities
Capital expenditures	(466)	(602)	(2,842)	(1,969)
Business acquisitions, net of cash acquired	(797)	—	(1,797)	(49,304)
Internal software development costs	(1,188)	(793)	(4,672)	(3,131)
Proceeds from divestitures of businesses, net of cash divested	—	—	—	21,947
Purchases of equity investment	—	—	—	(4,000)
Other investing activities	—	—	86	—
Net cash used in investing activities	(2,451)	(1,395)	(9,225)	(36,457)
Cash Flows from Financing Activities
Proceeds from exercise of common stock options	582	204	1,854	4,357
Payment of withholding taxes related to release of restricted stock, net of share settlement	(776)	(1,462)	(7,342)	(7,980)
Post-closing payments and contingent consideration related to acquisitions	(2,800)	(4,669)	(12,559)	(7,689)
Stock repurchases	(15,268)	—	(15,268)	—
Net cash used in financing activities	(18,262)	(5,927)	(33,315)	(11,312)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	26	(12)	(36)
Net (decrease) increase in cash, cash equivalents and restricted cash	(13,025)	7,116	(13,880)	2,810
Cash, cash equivalents and restricted cash at beginning of period	109,478	103,217	110,333	107,523
Cash, cash equivalents and restricted cash at end of period	$96,453	$110,333	$96,453	$110,333
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$96,439	$110,318	$96,439	$110,318
Restricted cash included in other assets, noncurrent	14	15	14	15

Total cash, cash equivalents and restricted cash	$96,453	$110,333	$96,453	$110,333

QUINSTREET, INC.

RECONCILIATION OF NET (LOSS) INCOME TO

ADJUSTED NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net (loss) income	$(4,942)	$3,371	$(5,248)	$23,555
Amortization of intangible assets	2,808	3,024	11,581	11,870
Stock-based compensation	6,616	4,442	18,506	19,633
Acquisition and divestiture costs	2	45	519	811
Gain on divestitures of businesses, net	—	—	—	(16,615)
Contingent consideration adjustment	(3,624)	—	(926)	—
Litigation settlement expense	(62)	231	34	231
Tax settlement expense	—	310	516	310
Restructuring costs	12	43	138	1,076
Tax impact after non-GAAP items	1,149	(2,185)	(5,627)	(4,762)
Adjusted net income	$1,959	$9,281	$19,493	$36,109

Adjusted diluted net income per share	$0.04	$0.17	$0.35	$0.65

Weighted average shares used in computing adjusted diluted net income per share	54,934	55,473	55,481	55,129

QUINSTREET, INC.

RECONCILIATION OF NET (LOSS) INCOME TO

ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net (loss) income	$(4,942)	$3,371	$(5,248)	$23,555
Interest and other expense, net	285	384	1,044	1,212
Provision for (benefit from) income taxes	2,495	1,225	(514)	5,774
Depreciation and amortization	4,302	4,191	16,961	16,201
Stock-based compensation	6,616	4,442	18,506	19,633
Acquisition and divestiture costs	2	45	519	811
Gain on divestitures of businesses, net	—	—	—	(16,615)
Contingent consideration adjustment	(3,624)	—	(926)	—
Litigation settlement expense	(62)	231	34	231
Tax settlement expense	—	310	516	310
Restructuring costs	12	43	138	1,076
Adjusted EBITDA	$5,084	$14,242	$31,030	$52,188

QUINSTREET, INC.

RECONCILIATION OF CASH PROVIDED BY

OPERATING ACTIVITIES TO FREE CASH FLOW

AND NORMALIZED FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$7,691	$14,412	$28,672	$50,615
Capital expenditures	(466)	(602)	(2,842)	(1,969)
Internal software development costs	(1,188)	(793)	(4,672)	(3,131)
Free cash flow	$6,037	$13,017	$21,158	$45,515
Changes in operating assets and liabilities	(3,275)	(1,428)	(150)	(2,848)
Normalized free cash flow	$2,762	$11,589	$21,008	$42,667

QUINSTREET, INC.

DISAGGREGATION OF REVENUE

(In thousands)

(Unaudited)

In the first quarter of fiscal year 2021, the Company completed the acquisition of Modernize, Inc. to increase the scale and capabilities in the home services client vertical. In addition, the Company divested its former education client vertical to narrow its focus to the best performing businesses and market opportunities. As a result of these activities, in the second quarter of fiscal year 2021, the Company updated its reporting structure which resulted in two client verticals: financial services and home services, which was applied on a retrospective basis. All remaining businesses that are not significant enough for separate reporting are included in other revenue. The following table presents the Company’s net revenue disaggregated by vertical:

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net revenue:
Financial Services	$100,762	$112,168	$417,110	$426,819
Home Services	44,295	36,937	158,805	134,538
Other Revenue	1,445	2,093	6,184	5,543
Divested Business	—	—	—	11,587
Total net revenue	$146,502	$151,198	$582,099	$578,487